Exhibits

Exhibit 4.11

BALTIMORE TECHNOLOGIES PLC

15 March 2004

Betrusted Holdings, Inc.

11000 Broken Land Parkway

Columbia, MD 21044

Gentlemen:

This letter confirms the agreement (“Agreement”) regarding the purchase by Betrusted Holdings, Inc. (“Betrusted”) from Baltimore Technologies plc (“BTplc”) of 6,987 shares (“Shares”) of Baltimore Technologies Japan Co., Inc. (“BTJ”) common stock. We have agreed as follows:

1.A.	BTplc hereby agrees to sell to Betrusted, and Betrusted hereby agrees to purchase from BTplc the Shares, for an aggregate purchase price of £ 2,250,000. The purchase price shall be paid within 20 days of the approval referred to in Section 1.B, and simultaneously with such payment BTplc will deliver to Betrusted (i) the Shares either in duly-endorsed certificate form or by delivery of such other instruments as will be sufficient under Japanese law to transfer title to the Shares from BTplc to Betrusted on the books and records of BTJ and (ii) a mutual release of all claims between BTplc and Century Gold Inc. (“CGI”) relating to the 2002 purchase of BTJ shares by CGI from BTplc. Inasmuch as the Annual General Meeting of the shareholders of BTJ is scheduled to take place on 30 March 2004 and the record date for shareholders to be entitled to vote at that meeting is 31 December 2003, provided the closing of the transaction set forth in this Agreement takes place on or prior to 30 March 2004, Baltimore will also deliver to Betrusted an executed Proxy in the form designated by BTJ so that Betrusted will be able to vote the Shares at the Annual General Meeting.

1.B.	The transaction referred to in Section 1.A is subject to the approval of BTJ’s Board of Directors, and the parties agree to request such approval immediately after execution of this Agreement. In the event such approval is not received by 31 March 2004, this Agreement shall lapse and be of no further force or effect.

1.C.	BTplc represents and warrants to Betrusted that as of the closing of the transaction set forth in Section 1.A the Shares will be fully-paid, validly-issued, and free and clear of all liens, encumbrances, equities, charges, and claims, that the Shares represent approximately 27.56% of the outstanding equity of BTJ, and that the class of stock of which the Shares are a part is the only class of BTJ equity outstanding

1.D.	The parties agree that each will at any time and from time to time after the date of this Agreement, upon the reasonable request of the other, execute, acknowledge, deliver, and perform, or cause to be executed, acknowledged, delivered, and performed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, assumption agreements, and assurances as may be necessary or appropriate in connection with the transactions contemplated by this Agreement.

2.    Any controversy or claim arising out of, or relating to, this Agreement, or the breach thereof, shall be settled by arbitration by one Arbitrator in New York, New York, in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

3.    Each party consents to the jurisdiction of the Supreme Court of the State of New York for the County of New York and the United States District Court for the Southern District of New York for all purposes in connection with the Arbitration referred to in Section 2 and this Agreement.

4.    This Agreement (a) shall be governed by and construed in accordance with the laws of the State of New York as if it were an agreement made and to be performed entirely within such State; (b) may not be modified or amended except by a writing signed by each of BTplc and Betrusted; (c) shall be binding upon each party and their respective successors; and (d) contains the entire agreement and understanding between BTplc and Betrusted with respect to the subject matter of this Agreement and supersedes all prior agreements, arrangements, and understandings, written or oral, between them with respect to the subject matter of this Agreement.

If the foregoing correctly set forth our understanding, please sign and return a copy of this letter.

Very truly yours,
BALTIMORE TECHNOLOGIES PLC

By:

ACCEPTED AND AGREED: BETRUSTED HOLDINGS, INC.

By:

Stock Purchase Agreement